GREENLIGHT RE ANNOUNCES
SECOND QUARTER 2011 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (August 9, 2011) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the second quarter of 2011.  Greenlight Re reported a net loss of $16.0 million for the second quarter of 2011 compared to a net profit of $17.7 million for the same period in 2010.  The net loss per share was $0.44 for the second quarter of 2011, compared to a net income per share of $0.47 on a fully diluted basis for the same period in 2010.

Fully diluted adjusted book value per share was $19.82 as of June 30, 2011, a 3.9% increase from $19.07 per share as of June 30, 2010.

For the six months ended June 30, 2011, Greenlight Re reported a net loss of $59.0 million compared to net income of $5.3 million for the same period in 2010.  The net loss per share was $1.63 for the six months ended June 30, 2011, compared to net income per share of $0.14 on a fully diluted basis for the same period in 2010.

“We achieved a modest underwriting profit for the second quarter of 2011 while maintaining our discipline in underwriting,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “Our investment portfolio generated a small loss during the quarter in a challenging investment environment.”

Financial and operating highlights for Greenlight Re for the second quarter ended June 30, 2011 include:

●
Gross written premiums in the second quarter of 2011 were $113.3 million compared to $89.0 million in the second quarter of 2010, while net earned premiums were $107.2 million, an increase from $49.4 million reported in the second quarter of last year.

●	The combined ratio for the six months ended June 30, 2011 was 102.1% compared to 99.6% for the six months ended June 30, 2010.

●
A net investment loss of $19.5 million was reported for the second quarter of 2011, representing a loss of 1.9% to our investment portfolio.  This compares to investment income of $22.6 million in the second quarter of 2010, when we reported a 2.6% gain on our investment portfolio.  For the first six months of 2011, the net investment loss was $55.6 million compared to net investment income of $5.8 million during the comparable period in 2010.

“We continue to grow our frequency focused underwriting portfolio and are pleased with the deep relationships we have developed with our clients,” said Len Goldberg, Chief Executive Officer of Greenlight Re.  “We have yet to see signs of a hardening reinsurance market and we remain cautious as we pursue and evaluate opportunities.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the second quarter of 2011 on Wednesday, August 10, 2011 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Second Quarter 2011 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                                          1-877-317-6789
International                                           1-412-317-6789

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre110810.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on August 10, 2011 until 9:00 a.m. Eastern time on August 25, 2011.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10002298. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky.

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2011 and December 31, 2010
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2011 (unaudited)	December 31, 2010 (audited)
Assets
Investments
Debt instruments, trading, at fair value	$3,364	$15,610
Equity securities, trading, at fair value	831,175	839,921
Other investments, at fair value	204,354	196,490
Total investments	1,038,893	1,052,021
Cash and cash equivalents	9,611	45,540
Restricted cash and cash equivalents	956,663	977,293
Financial contracts receivable, at fair value	23,810	28,701
Reinsurance balances receivable	118,429	109,567
Loss and loss adjustment expenses recoverable	15,236	11,976
Deferred acquisition costs, net	80,625	87,389
Unearned premiums ceded	18,159	7,424
Notes receivable	17,955	14,205
Other assets	5,364	3,886
Total assets	$2,284,745	$2,338,002
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$680,863	$726,737
Financial contracts payable, at fair value	12,896	22,746
Due to prime brokers	309,492	273,071
Loss and loss adjustment expense reserves	218,618	186,467
Unearned premium reserves	226,915	234,983
Reinsurance balances payable	28,152	20,164
Funds withheld	27,251	22,887
Other liabilities	10,373	11,786
Total liabilities	1,514,560	1,498,841
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,320,867 (2010: 30,200,835): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2010: 6,254,949))	3,658	3,646
Additional paid-in capital	487,567	485,555
Non-controlling interest in joint venture	33,709	45,758
Retained earnings	245,251	304,202
Total shareholders’ equity	770,185	839,161
Total liabilities and shareholders’ equity	$2,284,745	$2,338,002

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (UNAUDITED)

For the three and six months ended June 30, 2011 and 2010
 (expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues
Gross premiums written	$113,266	$88,956	$214,005	$155,843
Gross premiums ceded	(17,183)	(4,011)	(20,659)	(4,589)
Net premiums written	96,083	84,945	193,346	151,254
Change in net unearned premium reserves	11,068	(35,544)	18,962	(46,537)
Net premiums earned	107,151	49,401	212,308	104,717
Net investment income (loss)	(19,469)	22,632	(55,645)	5,801
Other income (expense), net	(86)	(374)	(347)	(528)
Total revenues	87,596	71,659	156,316	109,990
Expenses
Loss and loss adjustment expenses incurred, net	56,870	35,544	122,595	64,679
Acquisition costs, net	42,824	14,465	84,945	31,376
General and administrative expenses	4,336	3,094	9,335	8,241
Total expenses	104,030	53,103	216,875	104,296
Net income (loss) before non-controlling interest and income tax expense	(16,434)	18,556	(60,559)	5,694
Non-controlling interest in (income) loss of joint venture	513	(854)	1,649	(375)
Net income (loss) before income tax expense	(15,921)	17,702	(58,910)	5,319
Income tax benefit (expense)	(40)	(50)	(41)	(58)
Net income (loss)	$(15,961)	$17,652	$(58,951)	$5,261
Earnings (loss) per share
Basic	$(0.44)	$0.48	$(1.63)	$0.14
Diluted	$(0.44)	$0.47	$(1.63)	$0.14
Weighted average number of ordinary shares used in the determination of earnings (loss) per share
Basic	36,153,743	36,436,903	36,153,743	36,386,697
Diluted	36,153,743	37,218,783	36,153,743	37,155,475

The following table provides the ratios for the six months ended June 30, 2011 and 2010:

	Six months ended June 30, 2011			Six months ended June 30, 2010
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	57.7%	58.6%	57.7%	69.0%	22.1%	61.7%
Acquisition cost ratio	41.0%	18.8%	40.0%	33.4%	11.2%	30.0%
Composite ratio	98.7%	77.4%	97.7%	102.4%	33.3%	91.7%
Internal expense ratio			4.4%			7.9%
Combined ratio			102.1%			99.6%